Exhibit 10.1

TRANSITION AND SEPARATION AGREEMENT

This Transition and Separation Agreement (the “Agreement”) is made by and between Clyde R. Wallin (“Executive”) and Micrel, Incorporated, a California corporation (the “Company”), effective as of the date Executive signs this Agreement (the “Effective Date”), with reference to the following facts:

A.    Executive currently serves as the Chief Financial Officer and Vice President of Finance and Human Resources of the Company.

B.     Executive desires to resign and hereby resigns his employment with the Company as of November 15, 2013 (the “Termination Date”).

C.    Executive and the Company want to transition Executive’s duties and end their relationship amicably and also to establish the obligations of the parties.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties agree as follows:

1.Continued Employment. Unless Executive is terminated by the Company for Cause (as defined below) or Executive voluntarily resigns from the Company at an earlier date, Executive shall continue his current position, duties, compensation arrangements and benefit plan eligibility through the Transition Date (as defined below). “Cause” means (i) theft, dishonesty or falsification of any employment or Company records; (ii) malicious or reckless disclosure of the Company’s confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where the Company’s Board of Directors (“Board”) determines that such act or misconduct has (A) seriously undermined the ability of the Board or management to entrust Executive with important matters or otherwise work effectively with Executive, (B) contributed to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally effected the business or reputation of the Company or any of its subsidiaries; and/or (iv) the failure or refusal by Executive to follow the reasonable and lawful directives of the Board or the Company’s Chief Executive Officer, provided such failure or refusal continues after Executive’s receipt of reasonable notice in writing of such failure or refusal and an opportunity to correct the problem.
2.    Transition Period. Unless Executive’s employment with the Company is terminated by the Company for Cause or Executive voluntarily resigns from the Company prior to the Termination Date, during the period of time (the “Transition Period”) commencing on the date determined in the sole discretion of the Company (“Transition Date”) and ending on the Termination Date, Executive shall remain employed by the Company as a senior advisor to the Chief Executive Officer and Executive shall provide transition services in Executive’s areas of expertise and work experience and responsibility and such other duties as shall be assigned by the Chief Executive Officer or other officer of the Company designated by the Chief Executive Officer (“Transition Duties”). During the Transition Period, Executive shall continue his current compensation arrangements and benefit plan eligibility, and shall continue to work at Company offices during normal business hours, or, at Company’s sole discretion, such reduced workweek as deemed appropriate by the Company. Executive acknowledges and agrees that, during the Transition Period, Executive may only accept employment with third parties to the extent Executive receives written consent from the Company’s Chief Executive Officer. Without limiting the foregoing, in the event Company terminates Executive’s employment without Cause prior to the Termination Date, then, subject to the execution of this Agreement and Executive’s delivery to the

Company of the General Release of Claims attached hereto as Exhibit A (the “Release of Claims”) that becomes effective and irrevocable on or within thirty (30) days following the date of such termination of employment and Executive’s performance of his continuing obligations pursuant to this Agreement and that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company effective as of January 12, 2009, as may be amended from time to time (the “Confidentiality Agreement”), the Company shall accelerate Executive’s restricted stock unit and stock option vesting as set forth in Section 4 hereof and pay to Executive in a cash lump sum as soon as administratively practicable after the Release of Claims becomes effective and irrevocable, an amount equal to the amount of base salary Executive would have earned had he remained an employee of the Company through the Termination Date. Furthermore, Executive agrees that so long as he is, in good faith, available to provide services to the Company after the Termination Date, and if so requested in writing by the Company on or before the Termination Date, Executive shall continue employment with the Company with his current compensation arrangements and benefit plan eligibility for up to three months but no less than one month beyond the Termination Date. If the Executive agrees to extend his employment as requested by the Company, Executive will be paid for a minimum of at least one month whether or not the Company requires his services for the entire one month period.
3.    Securities Laws. Executive acknowledges that, while continuing to serve as the Company’s Chief Financial Officer and Vice President of Finance and Human Resources, Executive shall continue to be subject to the requirements of Section 16 of by the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Executive acknowledges that to the extent required by the Exchange Act, Executive will have continuing obligations under Section 16(a) and 16(b) of the Exchange Act to report his transactions in Company common stock for six (6) months following the Transition Date. Executive hereby agrees not to undertake, directly or indirectly, any reportable transactions with respect to the common stock of the Company held by Executive until the end of such six (6) month period.
4.    Transition Benefit.
(a)    Accelerated Vesting. Without admission of any liability, fact or claim, the Company hereby agrees, subject to Executive’s continued employment with the Company through the Termination Date, the execution of this Agreement and Executive’s delivery to the Company of the Release of Claims that becomes effective and irrevocable on or within thirty (30) days following the Termination Date, and Executive’s performance of his continuing obligations pursuant to this Agreement and the Confidentiality Agreement to provide the acceleration of the vesting of each stock option and restricted stock unit held by Executive to the extent such stock option or restricted stock unit would have vested had Executive’s employment with the Company continued through January 13, 2014, such acceleration to be effective as of the date the Release of Claims first becomes irrevocable. Executive’s stock options shall remain exercisable until the three month anniversary of the date the Release of Claims first becomes irrevocable. Any stock options held by Executive but not exercised prior to the three month anniversary of the date Executive terminates employment with the Company will thereupon automatically terminate.
(b)    Sole Separation Benefit. Executive agrees that the accelerated vesting provided by this Section 4 is not required under the Company’s normal policies and procedures and is provided solely in connection with this Agreement and the Release of Claims. Executive acknowledges and agrees that the accelerated vesting referenced in this Section 4 constitutes adequate and valuable consideration, in and of itself, for the promises contained in this Agreement and the Release of Claims.

5.    Final Paycheck. Executive acknowledges and agrees that, unless Executive’s employment with the Company is terminated earlier by the Company for Cause or by Executive for any reason, Executive’s status as an employee of the Company will end effective as of the Termination Date. As soon as administratively practicable on or after the Termination Date, the Company will pay Executive all accrued but unpaid base salary and all accrued and unused vacation earned through the Termination Date, subject to standard payroll deductions and withholdings. Following the Termination Date, Executive may elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
6.    Full Payment. Executive acknowledges that the payment and arrangements herein shall constitute full and complete satisfaction of any and all amounts properly due and owing to Executive as a result of his employment with the Company and the termination thereof.
7.    Executive’s Release of the Company. Executive understands that by agreeing to the release provided by this Section 7, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Agreement.
(a)    On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, including any Claims arising under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq.; the Fair Labor Standards Act, 29 U.S.C. § 215 et seq.; the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.

(b)    Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)    Claims for indemnification under the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
8.    Non-Disparagement, Transition, Transfer of Company Property and Limitations on Service. Executive further agrees that:
(a)    Non-Disparagement. Executive agrees that he shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business, either publicly or privately. The Company agrees that it shall not, and it shall instruct its officers and members of its Board of Directors to not, disparage, criticize or defame Executive, either publicly or privately. Nothing in this Section 8(a) shall have application to any evidence or testimony required by any court, arbitrator or government agency.

(b)    Transition. Each of the Company and Executive shall use their respective reasonable efforts to cooperate with each other in good faith to facilitate a smooth transition of Executive’s duties to other executive(s) of the Company.
(c)    Transfer of Company Property. On or before the Termination Date, Executive shall turn over to the Company all files, memoranda, records, and other documents, and any other physical or personal property which are the property of the Company and which he has in his possession, custody or control on the Termination Date.
9.    Executive Representations. Executive warrants and represents that (a) he has not filed or authorized the filing of any complaints, charges or lawsuits against the Company or any affiliate of the Company with any governmental agency or court, and that if, unbeknownst to Executive, such a complaint, charge or lawsuit has been filed on his behalf, he will immediately cause it to be withdrawn and dismissed, (b) he has reported all hours worked as of the date of this Agreement and has been paid all compensation, wages, bonuses, commissions, and/or benefits to which he may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to him, except as provided in this Agreement, (c) he has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act or any similar state law, (d) the execution, delivery and performance of this Agreement by Executive does not and will not conflict with, breach, violate or cause a default under any agreement, contract or instrument to which Executive is a party or any judgment, order or decree to which Executive is subject, and (e) upon the execution and delivery of this Agreement by the Company and Executive, this Agreement will be a valid and binding obligation of Executive, enforceable in accordance with its terms.
10.    No Assignment by Executive. Executive warrants and represents that no portion of any of the matters released herein, and no portion of any recovery or settlement to which Executive might be entitled, has been assigned or transferred to any other person, firm or corporation not a party to this Agreement, in any manner, including by way of subrogation or operation of law or otherwise. If any claim, action, demand or suit should be made or instituted against the Company or any other Releasee because of any actual assignment, subrogation or transfer by Executive, Executive agrees to indemnify and hold harmless the Company and all other Releasees against such claim, action, suit or demand, including necessary expenses of investigation, attorneys’ fees and costs. In the event of Executive’s death, this Agreement shall inure to the benefit of Executive and Executive’s executors, administrators, heirs, distributees, devisees, and legatees. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only upon Executive’s death by will or operation of law.
11.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of California or, where applicable, United States federal law, in each case, without regard to any conflicts of laws provisions or those of any state other than California.
12.    Miscellaneous. This Agreement, collectively with the Confidentiality Agreement, the Release of Claims and the agreements evidencing the outstanding equity awards, constitutes the entire agreement between the parties with regard to the subject matter hereof and supersedes, in their entirety, any other agreements between Executive and the Company with regard to the subject matter hereof. Executive acknowledges that there are no other agreements, written, oral or implied, and that he may not rely on any prior negotiations, discussions, representations or agreements. This Agreement may be modified only in writing, and such writing must be signed by Executive and a duly authorized officer of the Company or member of the Board and recited that it is intended to modify this Agreement. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
13.    Company Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns, personnel and legal representatives.
14.    Maintaining Confidential Information. Executive reaffirms his obligations under his Confidentiality Agreement.
15.    Executive’s Cooperation.  After the Termination Date, Executive shall cooperate with the Company and its affiliates, upon the Company’s reasonable request, with respect to any internal investigation or administrative, regulatory or judicial proceeding involving matters within the scope of Executive’s duties and responsibilities to the Company or its affiliates during his employment with the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s reasonable request to give testimony without requiring service of a subpoena or other legal process, and turning over to the Company all relevant Company documents which are or may have come into Executive’s possession during his employment); provided, however, that any such request by the Company shall not be unduly burdensome or interfere with Executive’s personal schedule or ability to engage in gainful employment.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned have caused this Transition and Separation Agreement to be duly executed and delivered as of the date indicated next to their respective signatures below.

DATED: August 23, 2013
/s/ Clyde R. Wallin____________
Clyde R. Wallin

Micrel, Incorporated

DATED: August 23, 2013

By: /s/ Raymond D. Zinn_______
Raymond D. Zinn
President and Chief Executive Officer

EXHIBIT A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of _________________, 2013, between Clyde R. Wallin (“Executive”) and Micrel, Incorporated, a California corporation (the “Company”) (collectively referred to herein as the “Parties”), effective eight (8) days after Executive’s signature hereto (the “Effective Date”), unless Executive revokes his acceptance of this Release as provided in Paragraph 1(c), below.

1.    Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)    On behalf of Executive and Executive’s heirs, assigns, executors, administrators, trusts, spouse and estate, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, subsidiaries, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act , 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees.
(b)    Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)    Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)    Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)    Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)    Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)    Claims for indemnification under the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)    Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)    In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)    Executive has the right to consult with an attorney before signing this Release;
(ii)    Executive has been given at least twenty-one (21) days to consider this Release;
(iii)    Executive has seven (7) days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by Section 4 of that certain Transition and Separation Agreement entered into between the Parties as of August 23, 2013 (the “Transition and Separation Agreement”) unless and until such seven (7) day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. Pacific Time on the 7th day following Executive’s execution of this Release to Micrel General Counsel, fax: 408-474-1077.
(d)    EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

2.    Executive Representations. Executive represents and warrants that:
(a)    Executive has returned to the Company all Company property in Executive’s possession;
(b)    Executive is not owed wages, commissions, bonuses or other compensation, other than the accelerated vesting which provided in Section 4 of the Transition and Separation Agreement;
(c)    During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which he is currently, reasonably aware for which he might be entitled to compensation pursuant to worker’s compensation law;
(d)    From the date Executive executed the Transition and Separation Agreement through the date Executive executes this Release, Executive has not made any disparaging comments about the Company, nor will Executive do so in the future; and
(e)    Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release.
3.    Maintaining Confidential Information. Executive reaffirms his obligations under that certain that certain Confidential Information and Invention Assignment Agreement entered into between Executive and the Company effective as of January 12, 2009, as may be amended from time to time (the “Confidentiality Agreement”).
4.    Cooperation with the Company. Executive reaffirms his obligations to cooperate with the Company pursuant to Section 14 of the Transition and Separation Agreement.
5.    Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.    Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of California, including all matters of construction, validity and performance, without regard to conflicts of law principles.
7.    Integration Clause. This Release and the Transition and Separation Agreement contain the Parties’ entire agreement with regard to the transition and separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and the Chief Executive Officer of the Company.
8.    Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Facsimile signatures shall have the same force and effectiveness as original signatures.
9.    Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing on the dates shown below.

EXECUTIVE	MICREL, INCORPORATED

Clyde R. Wallin	By: Raymond D. Zinn
Title: President and Chief Financial Officer

Date:	Date:

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